Omrix Biopharmaceuticals Announces Second Quarter 2008 Financial Results

New York, NY, August 11, 2008 — Omrix Biopharmaceuticals, Inc. (“Omrix” or the “Company”)
(NASDAQ: OMRI), a fully-integrated biopharmaceutical company that develops and markets biosurgical and immunotherapy products, today announced financial results for the second quarter ended June 30, 2008:

•	Second quarter 2008 total revenues were $19.2 million, a 71% increase, from $11.2 million in the second quarter of 2007.

•	Second quarter 2008 product sales were $18.2 million, a 100% increase, from $9.1 million in the second quarter of 2007.

•	Second quarter 2008 biosurgical product sales were $8.4 million, a 155% increase, from $3.3 million in the second quarter of 2007.

•	Second quarter 2008 passive immunotherapy product sales were $7.9 million, a 36% increase, from $5.8 million in the second quarter of 2007.

•	Second quarter 2008 passive immunotherapy byproduct sales were $1.9 million. There were no such sales in the second quarter of 2007.

•	Second quarter 2008 net income was $3.0 million, or $0.17 per share on a diluted basis, from $1.5 million, or $0.09 per share on a diluted basis, in the second quarter of 2007.

Recent Events:

•	Appointed Asaf Alperovitz as Chief Financial Officer effective October 23, 2008. Since June 2005, Mr. Alperovitz has been Chief Financial Officer of Tefron Ltd. In his position as CFO of Omrix, Mr. Alperovitz will be responsible for finance, strategic, operational and financial planning, investor relations and information technology systems.

•	Initiated a Phase II Clinical Trial in Israel for the Fibrin Pad (formerly Fibrin Patch) in severe bleeding. This is the first clinical trial that will evaluate the Fibrin Pad’s performance in surgery where severe bleeding is present and the product is applied directly onto a solid organ. The Fibrin Pad is the Company’s breakthrough convergence product candidate. The Fibrin Pad, comprised of biological components in a biodegradable matrix, is designed for the management and rapid control of mild, moderate and severe bleeding.

•	Received a positive opinion for EVICEL™ Fibrin Sealant (Human) from the Committee for Medicinal Products for Human Use (CHMP). Omrix is seeking approval to market Evicel in Europe for the improvement of hemostasis in surgery. CHMP is the scientific committee of the European Medicines Agency (EMEA) and is responsible for reviewing medicinal product applications for quality, safety and efficacy. The CHMP’s positive opinion for Evicel will now be forwarded to the European Commission for marketing authorization

“We are pleased to report a record quarter of biosurgery sales. Our biosurgery marketing partner ETHICON, INC., a Johnson & Johnson company, confirms that Evicel continues to increase penetration in the fibrin sealant market by both the addition of new customers and increased sales to repeat customers,” stated Robert Taub, Chief Executive Officer. “We believe that our overall operational and financial results demonstrate our ongoing commitment to executing our business strategy. We continue to develop innovative partnered and non-partnered biosurgical products and deliver solid revenue growth and profitability.”

Second Quarter 2008 Financial Results

Total revenues for the second quarter of 2008 increased to $19.2 million, a 71% increase, from $11.2 million in the second quarter of 2007.

Total product sales for the second quarter of 2008 increased to $18.2 million ($8.4 million from biosurgery products, $7.9 million from immunotherapy products and $1.9 million from immunotherapy byproducts), a 100% increase from $9.1 million ($3.3 million from biosurgery products, $5.8 million from immunotherapy products and $0.0 from immunotherapy byproducts) in the comparable quarter in 2007. Biosurgery product sales increased 155% primarily due to increased unit sales and unit price of Evicel. Evithrom end-user sales continue to grow moderately. However, in the second quarter of 2008 approximately 40% of the customers who purchased Evithrom were first time buyers.

Total product sales include $1.9 million of immunotherapy byproduct sales. Omrix has entered into a three-year agreement to supply this byproduct, which previously had been discarded. Sales of this byproduct amounted to $1.4 million in the second quarter of 2008 and $0.7 million in the first quarter of 2008. Second quarter 2008 byproduct sales also include a $0.5 million one-time sale of another byproduct to the same party. Excluding byproduct sales, total product sales would have increased to $16.3 million, or 80%, from $9.1 million in the comparable quarter in 2007.

Gross profit for the second quarter of 2008 was $8.0 million, or 42% of total revenues, compared to $4.2 million, or 38% of total revenues, in the corresponding quarter of 2007. Gross profit was favorably impacted by increased sales volumes.

Research and development, including clinical and regulatory, expenses increased by 12% to $1.6 million in the second quarter of 2008 from $1.4 million in the second quarter of 2007. This increase is driven by an increase in personnel and in expenses mainly related to the development of Adhexil, the Company’s adhesion prevention product candidate, and other non-partnered products. The Company expects research and development, including clinical and regulatory, expenses to continue at higher than historical levels as it increases the development of non-partnered products, balancing delivering short-term results with investments for long-term growth.

Selling, marketing, general and administrative expenses, or SG&A, in the second quarter of 2008 increased to $4.2 million, a 35% increase, compared to $3.1 million in the second quarter of 2007. Second quarter 2008 SG&A expenses include a non-recurring expense of $0.5 million related to the relocation of the Company’s U.S. office, in the third quarter, to lower cost facilities. Excluding this non-recurring expense, SG&A in the second quarter of 2008 would have been $3.7 million, or 19% of total revenues and a 20% increase, when compared to $3.1 million in the second quarter of 2007.

Financial income, net includes interest income, banking charges and amounts generated by exchange rate fluctuations. In the second quarter of 2008, financial income, net amounted to $0.9 million, including interest income of $0.6 million and foreign exchange gains of $0.3 million compared to a total of $1.0 million, including interest income of $1.1 million and exchange losses of $0.1 million in the second quarter of 2007.

Other income in the second quarter of 2008 includes $0.2 million of non–recurring sales, which represent a gain on the sale of excess plasma. Other income in the second quarter of 2007 includes $0.9 million of non–recurring sales, which represent a gain from the termination of an agreement with a distributor.

In 2008, Omrix’ Israeli subsidiary began to accrue income taxes as it has fully utilized all of its tax-loss carry-forwards. As it also receives tax benefits under the approved and privileged enterprise status and as a “foreign investors’ company”, a significant portion of its taxable income enjoys a reduced tax rate in 2008. As a result, in 2008, the Company expects its effective income tax rate to be approximately 10%.

Net income for the second quarter of 2008 was $3.0 million, or $0.17 per share on a diluted basis, versus $1.5 million, or $0.09 per share on a diluted basis, in the second quarter of 2007.

Cash, cash equivalents and short-term investments totaled $83.1 million. As of June 30, 2008, the Company had 17,115,398 shares of common stock outstanding.

Full Year 2008 Guidance

The Company is increasing its total product sales and immunotherapy sales guidance to reflect the addition of its immunotherapy byproduct sales. Thus, the Company is providing the following guidance:

•	Total product sales ranging from approximately $68.0 million to $71.0 million from $64.0 million to $67.0 million for the full year 2008;

•	Biosurgical product sales growth of approximately 75% in 2008 when compared to 2007; and

•	Immunotherapy product and byproduct sales of approximately $34.0 to $35.0 million for the full year 2008.

Third Quarter 2008 Guidance

The Company is providing the following guidance:

•	Biosurgery product sales of approximately $8.4 million for the third quarter of 2008.

The Company’s product sales guidance for 2008 is based on the following key assumptions:

•	Current biosurgery sales forecasts provided by Omrix’ marketing partner, ETHICON, INC., a Johnson & Johnson Company;

•	No product or business acquisitions; and

•	No product sales from vaccinia immunoglobulin (VIG).

Upcoming Milestones

The Company anticipates the following milestones in the remainder of 2008:

•	Obtain EMEA approval of Evicel as a supportive treatment in surgery where standard surgical techniques are insufficient, for improvement of hemostasis and as suture support for hemostasis in vascular surgery;

•	Complete enrollment of 130 patients in the U.S. mild to moderate Phase II clinical trial of the Fibrin Pad in late 2008/early 2009;

•	Announce data from the Phase I/II clinical trial of Adhexil; and

•	Obtain approval of Hepatitis B Immunoglobulin (HBIG) in Sweden.

Conference Call Information

Omrix will host a conference call to discuss these financial results today, Monday, August 11, 2008, at 4:30 p.m. Eastern Time. To access the live telephonic broadcast, U.S. callers should dial (800) 299-7635; international callers may dial (617) 786-2901 and provide confirmation code 60144306. A live audio webcast of the call will be available via the Investor Relations’ section of the Company’s website at www.omrix.com. Participants are urged to log on to the website 15 minutes prior to the scheduled start time to download and install any necessary software.

An audio replay of the conference call will be available from 6:30 pm ET on Monday, August 11, 2008 through Monday, August 18, 2008 by dialing (888) 286-8010 from the U.S. or (617) 801-6888 when calling internationally, and entering confirmation code 73005754. The audio webcast will be available on the company’s website, www.omrix.com, for 30 days. The financial results press release will also be accessible on the company’s website at www.omrix.com.

About Omrix Biopharmaceuticals, Inc.

Omrix is a fully integrated biopharmaceutical company that develops, manufactures and markets protein-based biosurgery and passive immunotherapy products. Omrix’ biosurgery product line includes products and product candidates that are used for the control of bleeding, or hemostasis, and other surgical applications. The Company’s passive immunotherapy product line includes antibody-rich products and product candidates for the treatment of immune deficiencies, infectious diseases and potential biodefense applications. For more information, please visit www.omrix.com.

Safe Harbor Statement

This news release contains forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the Company’s filings with the Securities and Exchange Commission (SEC), including sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K as filed with the SEC on March 17, 2008, and the Company’s most recent quarterly reports on Form 10-Q and its current reports on Form 8-K. Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this news release.

Contact:
Francesca M. DeMartino
Senior Director, Investor Relations
Omrix Biopharmaceuticals, Inc.
(212) 887-6510; francesca.demartino@omrix.com

Consolidated Balance Sheets (Unaudited)
(USD$ in thousands, except share and per share data)

	June 30,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$40,480	$25,885
Short-term investments	42,633	55,020
Trade receivables, net of allowance for doubtful accounts of $19 and $38, respectively	22,429	23,052
Prepaid expenses and other current assets	2,355	1,624
Inventory	21,699	20,498

Current assets	129,596	126,079

Property, plant and equipment, net	21,022	14,905
Long-term investments	1,116	1,211
Long-term receivables	672	1,563
Other assets, net	1,280	1,526

Total assets	$153,686	$145,284

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accruals:
Trade	$9,189	$7,466
Other	8,593	8,229

Current liabilities	17,782	15,695

Deferred revenues	8,760	9,789
Other long-term liabilities	1,500	1,187

Long-term liabilities	10,260	10,976

Common stock of $0.01 par value —
Shares authorized: June 30, 2008 - 43,636,364; December 31, 2007 - 43,636,364 Shares issued: June 30, 2008 - 17,122,523; December 31, 2007 - 17,000,472 Shares outstanding: June 30, 2008 - 17,115,398; December 31, 2007 - 16,993,347	171	170
Preferred stock of $0.01 par value—
Shares authorized: June 30, 2008 - 7,272,727; December 31, 2007 - 7,272,727 Shares issued and outstanding:
June 30, 2008 and December 31, 2007 —None	––	—
Additional paid-in capital	179,737	177,955
Treasury stock, at cost (June 30, 2008 - 7,125 ; December 31, 2007 - 7,125 shares)	(44)	(44)
Accumulated other comprehensive loss	(2,228)	(2,394)
Accumulated deficit	(51,992)	(57,074)

Stockholders ’ equity	125,644	118,613

Total liabilities and stockholders’ equity	$153,686	$145,284

Consolidated Statements of Operations (Unaudited)
(USD$ in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Revenues:
Product sales	$18,198	$9,109	$33,297	$20,358
Development services and grants	1,000	2,049	3,607	4,969

Total revenues	19,198	11,158	36,904	25,327
Cost of revenues:
Product sales	10,355	5,707	18,930	12,761
Development services and grants	855	1,243	2,342	2,954

Total cost of revenues	11,210	6,950	21,272	15,715
Gross profit	7,988	4,208	15,632	9,612
Research and development, clinical and regulatory expenses	1,560	1,394	3,546	2,182
Selling, marketing, general and administrative expenses	4,238	3,147	9,063	5,587

Operating income (loss)	2,190	(333)	3,023	1,843
Financial income, net	885	967	2,348	2,173
Other income	215	904	211	904

Income before income taxes	3,290	1,538	5,582	4,920
Provision for income taxes	300	0	500	0

Net income	$2,990	$1,538	$5,082	$4,920

Net income per share -
Basic net income per share of common stock	$0.17	$0.09	$0.30	$0.29

Diluted net income per share of common stock	$0.17	$0.09	$0.29	$0.28

Weighted average number of shares of common stock outstanding during the period used to compute basic net income per share	17,118,899	16,862,457	17,115,440	16,821,527

Weighted average number of shares of common stock outstanding during the period used to compute diluted net income per share	17,258,905	17,308,733	17,294,718	17,309,746

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